UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 6, 2009
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code: (877) 848-3866
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement
On October 6, 2009, Lions Gate Mandate Financing Vehicle, Inc. (“LGMFV”), a wholly-owned subsidiary of the registrant, Lions Gate Entertainment Corp. (the “Company”), together with the borrowers, guarantors and lenders referred to therein, entered into a Credit, Security, Guaranty and Pledge Agreement and related agreements (together, the “Film Credit Facility”) that allows the Company to diversify its capital sources for motion picture financing and acquisition. Set forth below is a description of certain significant terms of the Film Credit Facility. The proceeds of the Film Credit Facility are to be used to acquire or finance motion pictures meeting certain criteria (“Covered Pictures”), which Covered Pictures have been produced or acquired by a subsidiary of LGMFV. The term of the Film Credit Facility, which is a revolving credit agreement is three and one-half years.
Under the Film Credit Facility, a group of lenders for which JPMorgan Chase Bank, N.A. will act as administrative agent, Union Bank, N.A. as co-administrative agent, syndication agent and joint lead arranger, and Wells Fargo Bank, National Association as documentation agent, has currently agreed to commitments of $110 million. Commitments for financing of Covered Pictures can be made for up to $200 million. The additional capacity is subject to the lenders or other financial institutions that become parties thereto increasing or providing commitments. The Film Credit Facility generally provides for an interest rate equal to LIBOR plus 325 basis points on borrowings and a facility fee equal to 0.75%, payable on the outstanding commitments. Borrowings under the Film Credit Facility would be secured by the Company’s interests and the interests of its subsidiaries in the related motion pictures, together with certain other receivables from other motion picture and television productions that may be pledged by the Company or its subsidiaries. Receivables from the motion pictures financed under the Film Credit Facility are not required to be cross-collateralized, but the Company would be entitled to use excess receivables from one or more motion picture to support borrowings for any other motion picture.
The Film Credit Facility contains a number of affirmative covenants and a number of negative covenants that, among other things, restrict the ability of the borrowers, among other things and subject to enumerated exceptions to incur additional debt, make certain investments and acquisitions, create liens, enter into agreements with affiliates, modify the nature of its business, enter into sale-leaseback transactions, transfer and sell material assets and merge or consolidate. The Film Credit Facility also provides for events of default that would permit the administrative agent to terminate the facility and accelerate payment of the amounts outstanding upon, in general, failure to make payments thereon, failure to comply with the covenants and agreements contained therein for a period of time after notice has been provided, certain events of insolvency, the occurrence of certain legal judgments against any credit party, a change in management (as defined), and a change in control (as defined).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
Information reported under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2009	LIONS GATE ENTERTAINMENT CORP.
/s/ James Keegan
James Keegan
Chief Financial Officer